EXHIBIT 5.1

                               May 18, 1994

Global Marine Inc.
777 N. Eldridge Road
Houston, Texas 77079

Gentlemen:

     This opinion is rendered in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by Global Marine Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 750,000 shares of the Company's common stock, $.10 par value per share (the "Shares"), which may be offered and sold from time to time by Clifford Services Ltd. (the "Selling Stockholder"), as nominee of Aban Lloyd Chiles Offshore Limited ("Aban Lloyd"). The Selling Stockholder will receive the shares pursuant to those certain Purchase and Sale Agreements (Supplementary) dated as of December 13, 1993, as amended on February 11, 1994 and May 11, 1994, between Aban Lloyd and the Company (the "Purchase and Sale Agreements").

     I have acted as counsel for the Company in connection with the Registration Statement. In so acting, I have examined originals or copies, authenticated to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the original documents of documents submitted to me as certified or photostatic copies.

     Based upon the foregoing and the other qualifications and limitations expressed in this opinion, I am of the opinion that the Shares, when issued in accordance with the Purchase and Sale
Agreements, will be validly issued, fully paid and nonassessable under the laws of the State of Delaware.

     This opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations in coverage and other limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith. The law covered in the opinion expressed herein is limited to the federal law of the United States, the law of the State of Texas and the corporate law of the State of Delaware.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ James L. McCulloch